Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into effective as of the 16th day of July 2002, by and between Apogee Enterprises, Inc., a Minnesota corporation (“Apogee” or the “Employer”), and Joseph T. Deckman, a Minnesota resident (the “Employee”).

WHEREAS, the Employee has heretofore been employed as Executive Vice President of Apogee;

WHEREAS, Apogee wishes to continue to employ the Employee as Executive Vice President of Apogee;

WHEREAS, Apogee also wishes to employ the Employee as President of Harmon Glass Company, a wholly owned subsidiary of Apogee (“Harmon”); and

WHEREAS, the Employee desires to be retained by Apogee as Executive Vice President and desires to be employed by Apogee as President of Harmon and to be assured of reasonable tenure and terms and conditions of employment as set forth herein;

NOW, THEREFORE, in consideration of the promises and the respective undertakings of Apogee and the Employee set forth herein, the parties hereto mutually agree as follows:

1.        Employment and Term.    Subject to the terms and conditions herein provided, during the term of the Employee’s employment pursuant to this Agreement, the Employer hereby agrees to employ the Employee, and the Employee hereby accepts such employment by the Employer, for a term commencing as of the date hereof and continuing until July 17, 2004, unless earlier terminated in accordance with the provisions of paragraph 4 below. Unless earlier terminated in accordance with provisions of paragraph 4 below, the Employee’s employment term pursuant to this Agreement will expire as of July 17, 2004, without further obligation of any party. By mutual agreement, however, the Employer and the Employee may elect and agree to continue the employment relationship on an at-will basis following the expiration of this Agreement.

2.        Duties and Responsibilities.    Apogee hereby agrees to employ the Employee as President of Harmon and to grant the Employee such power and authority normally accorded to that office. Apogee hereby agrees to employ the Employee as Executive Vice President of Apogee, with oversight responsibility for Apogee’s AutoGlass business segment, which includes the operation of Harmon. The Employee hereby agrees to perform the job duties of President of Harmon and Executive Vice President of Apogee and such other duties and functions as may be reasonably determined and assigned to him from time-to-time. Subject to the terms and conditions herein provided, during the term of the Employee’s employment pursuant to this Agreement, the Employee shall devote his full time and attention during normal business hours first and primarily to the business and affairs of Harmon and secondarily to the oversight of the AutoGlass business segment and Apogee’s discontinued curtainwall operations in Europe. The

Employee shall comply with Apogee’s and Harmon’s procedures and policies, including, but not limited to, Apogee’s Code of Business Conduct as amended from time-to-time.

3.        Compensation and Employee Benefits.

3.01.    Base Salary.    As base compensation for all services to be rendered by the Employee under this Agreement during the term of the Employee’s employment pursuant to this Agreement, the Employer shall pay to the Employee an annual base salary of three hundred thirteen thousand three hundred dollars ($313,300.00). The Employee’s annual base salary shall be paid in accordance with the Employer’s normal payroll procedures and policies, as such procedures and policies may be modified from time-to-time, and the Employee shall be eligible for annual salary increases consistent with such procedures and policies.

3.02.    Participation in Benefit Plans.    During the term of this Agreement, and provided the Employee is employed by the Employer, and except as otherwise provided in this Agreement, the Employee shall be entitled to participate in all employee benefit plans or programs of the Employer to the extent that his position, title, tenure, salary, age, health, and other qualifications make him eligible to participate. The Employer does not guarantee the adoption or continuance of any particular employee benefit plan or program during the term of this Agreement, and the Employee’s participation in any such plan or program shall be subject to the provisions, rules, and regulations applicable thereto.

3.03.    Stock Options.    During the term of this Agreement, and provided the Employee is employed by Apogee and that Russell Huffer is the Chairman or the Chief Executive Officer of Apogee, Mr. Huffer will annually recommend to the Compensation Committee of the Board of Directors of Apogee (the “Compensation Committee”) that the Employee be granted a stock option to purchase a number of shares of Apogee Common Stock comparable to the number of shares for which other Executive Vice Presidents of Apogee are being recommended. Such options will have exercise prices equal to the fair market value of such stock as defined in the Apogee Enterprises, Inc. 2002 Omnibus Stock Incentive Plan, or such other applicable plan as may be in effect from time-to-time (the “Stock Incentive Plan”) at the time of each grant. Each grant provided for in this Section 3.03 will be subject to the terms and conditions of a stock option agreement and the terms of the Stock Incentive Plan.

3.04.    Partnership Plan.    During the term of this Agreement, and provided the Employee is employed by Apogee and that Russell Huffer is the Chairman or the Chief Executive Officer of Apogee, Mr. Huffer will annually recommend to the Compensation Committee that the Employee remain a participant in the Amended and Restated 1987 Apogee Enterprises, Inc. Partnership Plan (as amended to date, the “Partnership Plan”).

3.05.    Supplemental Executive Retirement Plan.    During the term of this Agreement, and provided the Employee is employed by Apogee and that Russell Huffer is the Chairman or the Chief Executive Officer of Apogee, Mr. Huffer will annually recommend to the Compensation Committee that the Employee remain a participant in the Apogee Enterprises, Inc. Supplemental Executive Retirement Plan (the “SERP”).

3.06.    Severance Agreement.    During the term of this Agreement, and provided the Employee is employed by Apogee and that Russell Huffer is the Chairman or the Chief Executive Officer of Apogee, Mr. Huffer will recommend to Apogee’s Board of Directors that the Severance Agreement made as of January 29, 1999, and, as subsequently amended (the “Severance Agreement”), between Apogee and the Employee not be terminated pursuant to the provisions of Section 1 of the Severance Agreement. All other provisions of the Severance Agreement are unaffected by the provisions of this Agreement.

3.07.    Apogee Executive Incentive Plan Bonus for Fiscal Year 2003.    The financial portion of the Employee’s fiscal year 2003 bonus pursuant to the Apogee Executive Incentive Plan shall be calculated based solely on Apogee’s consolidated results of operations for fiscal year 2003. The non-financial portion of the Employee’s fiscal year 2003 bonus pursuant to the Apogee Corporate Profit Incentive Plan shall be determined solely based upon achievement of goals related to Apogee’s AutoGlass business segment, as agreed between Apogee and the Employee. In all respects, the Employee’s rights and obligations with respect to the Employee’s fiscal year 2003 bonus shall be determined in accordance with the terms and conditions of the Apogee Executive Incentive Plan as may be in effect from time-to-time.

3.08.    Bonus for Fiscal Year 2003 for Managing Discontinued Operations.    The Employee shall be eligible for a special bonus for fiscal year 2003 for his oversight of Apogee’s discontinued curtainwall operations in Europe as previously agreed between Apogee and the Employee. In all respects, the Employee’s rights and obligations with respect to the special bonus for fiscal year 2003 for his oversight of Apogee’s discontinued curtain-wall operations in Europe shall be determined in accordance with the terms and conditions of the Apogee Executive Incentive Plan as may be in effect from time-to-time.

3.09.    Apogee Executive Incentive Plan Bonus for Fiscal Years 2004 and 2005.    The Employee’s fiscal year 2004 bonus and fiscal year 2005 bonus pursuant to the Apogee Executive Incentive Plan shall be calculated using the same percentage target and maximum as are utilized for other Apogee Executive Vice Presidents, and the financial and non-financial parameters thereof will be determined consistent with the manner in which such bonus parameters are determined for other Apogee business unit Presidents. In all respects, the Employee’s rights and obligations with respect to the Employee’s fiscal year 2004 and fiscal year 2005 bonus shall be determined in accordance with the terms and conditions of the Apogee Executive Incentive Plan as may be in effect from time-to-time.

3.10.    Bonus for Fiscal Year 2004 for Managing Discontinued Operations.    No later than April 30, 2003, the Compensation Committee, in consultation with Apogee’s Chief Executive Officer, will determine whether the Employee shall be eligible for a special bonus for fiscal year 2004 for his oversight of Apogee’s discontinued curtainwall operations in Europe based upon the level of unresolved matters in France as of the end of fiscal year 2003. In all respects, the Employee’s rights and obligations with respect to any special bonus for fiscal year 2004 for his oversight of Apogee’s discontinued curtain-wall operations in Europe shall be determined in accordance with the terms and conditions of the Apogee Executive Incentive Plan as may be in effect from time-to-time.

3.11.    Tax Withholding.    The Employer may withhold from any compensation or benefits payable to the Employee under this Agreement all federal, state, city, or other taxes as shall be required pursuant to applicable laws and/or regulations.

4.        Early Termination.

4.01.    Termination for Cause.    The Employer may terminate the Employee’s employment under this Agreement for “Cause,” as hereinafter defined, without notice and without further obligation of any kind to the Employee under any provision of this Agreement, except for the Employee’s base salary and other benefits earned prior to such termination. All rights and benefits, if any, under any employee benefit plans of the Employer applicable to the Employee shall be determined and provided only in accordance with the express written terms and conditions of such employee benefit plans. For purposes of this Agreement, “Cause” shall mean:

(a)	Any fraud, misappropriation, or embezzlement by the Employee in connection with the business of the Employer, or any of its related companies;

(b)
Any conviction of or nolo contendere plea to a felony by the Employee that has or can reasonably be expected to have a demonstrably and materially detrimental effect on the Employer, or any of its related companies;

(c)
Any conviction of or nolo contendere plea to a gross misdemeanor by the Employee that has or can reasonably be expected to have a demonstrably and materially detrimental effect on the Employer, or any of its related companies;

(d)
Any gross neglect or willful and persistent neglect by the Employee substantially to perform the duties assigned to him hereunder and which results, in either case, in material harm to the Employer, provided that the Employee shall first have received a written notice from the Employer which sets forth in reasonable detail the manner in which the Employee has grossly or willfully and persistently neglected his duties and the Employee shall have a period of thirty (30) days to cure the same so long as the Employee is diligently seeking to cure the same, but the Employer shall not be required to give written notice of, nor shall the Employee have a period to cure, the same gross neglect or willful and persistent neglect of which the Employer has previously given written notice to the Employee hereunder and which the Employee has previously cured;

(e)
Any material failure by the Employee to comply with Apogee’s and Harmon’s procedures and policies, including, but not limited to, Apogee’s Code of Business Conduct as amended from time-to-time, provided that any failure to comply with Apogee’s Insider Trading Policy shall be deemed “material” for purposes of this Section 4.01(e);

(f)
The Employee’s breach of any contractual obligation owed to the Employer under the terms of this Agreement or any other agreement between the Employee and the Employer provided the Employee shall first have received a written notice from the Employer which sets forth in reasonable detail the manner in which the Employee has breached a contractual obligation owed to the Employer and the Employee shall have a period of thirty (30) days to cure the same so long as the Employee is diligently seeking to cure the same, but the Employer shall not be required to give written notice of, nor shall the Employee have a period to cure the same contractual breach which the Employer has previously given written notice to the Employee hereunder and which the Employee has previously cured; or

(g)	The willful engaging by the Employee in conduct that is demonstrably and materially injurious to the financial condition or business reputation of the Employer.

4.02.    Death or Disability.    The term of the Employee’s employment under this Agreement shall automatically terminate in the event of the Employee’s death. In the event the Employee becomes mentally or physically disabled during the term of employment under this Agreement, his employment under this Agreement shall terminate as of the date such disability is established. For purposes of this Agreement, “disabled” means suffering from any mental or physical condition, other than the use of alcohol or illegal use of narcotics, which results in the Employee’s inability to perform the essential functions of the Employee’s positions under this Agreement, with or without reasonable accommodations, provided the Employee has exhausted the Employee’s entitlement to any applicable leave.

In the event the Employee’s employment under this Agreement is terminated due to the Employee’s death or disability, no further payments or benefits shall be required to be paid or provided by the Employer to the Employee under any provision of this Agreement, except for the Employee’s base salary and other benefits earned prior to such termination. All rights and benefits, if any, under any employee benefit plans of the Employer applicable to the Employee shall be determined and provided only in accordance with the express written terms and conditions of such employee benefit plans.

4.03.    Voluntary Resignation.    The Employee may resign his employment under this Agreement at any time without “Good Reason,” as defined in Section 4.05 below. If the Employee voluntarily resigns his employment under this Agreement without Good Reason, no further payments or benefits shall be required to be paid or provided by the Employer to the Employee under any provision of this Agreement, except for the Employee’s base salary and other benefits earned prior to such resignation. All rights and benefits, if any, under any employee benefit plans of the Employer applicable to the Employee shall be determined and provided only in accordance with the express written terms and conditions of such employee benefit plans.

4.04.    Termination Without Cause.    The Employer may terminate the Employee’s employment under this Agreement without “Cause,” as defined in Section 4.01 above. If the Employer terminates the Employee’s employment under this Agreement without Cause, as defined in Section 4.01 above, the Employer shall:

(a)
Continue to pay to the Employee his then-current base salary, in accordance with the Employer’s normal payroll procedures and policies, as such procedures and policies may be modified from time-to-time, until July 17, 2004;

(b)
Pay to the Employee an amount equal to fifty-two (52) weeks of the Employee’s then-current base salary in one (1) lump sum within thirty (30) days of the effective date of the termination of the Employee’s employment under this Agreement;

(c)
Provided the Employee, in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), timely elects to continue group medical and dental insurance for himself and his dependants, the Employer shall pay the cost of such insurance directly to the applicable insurance carrier(s) for a period of twelve (12) months following the effective date of the termination of the Employee’s employment under this Agreement. If, however, the Employee obtains employment with another employer at any time during the initial twelve (12) month period following the effective date of the termination of his employment under this Agreement and provided the Employee becomes eligible for group medical and dental insurance for himself and his dependants, the Employer’s obligation hereunder to make payments for any and all such continuation coverage shall cease. After the initial twelve (12) month period following the effective date of the termination of the Employee’s employment under this Agreement, and for the remaining period of time provided by COBRA, the Employee shall be responsible for full payment of the cost to continue medical and dental insurance for himself and his dependants;

(d)
The Employer shall provide the Employee with outplacement assistance through a provider to be mutually agreed upon by the Employer and the Employee. The maximum amount the Employer shall pay for outplacement assistance is ten thousand dollars ($10,000.00), and any and all payments for outplacement assistance shall be made by the Employer directly to the provider following the Employer’s receipt of appropriate documentation; and

(e)
To the extent not previously provided to the Employee, the Employer shall be subject to the same obligations (and rights) as set forth in Sections 5.02(a) through (c) hereof. For purposes of this Section 4.04(e) only, “Commencement Date”, as used in Sections 5.02(a) and (c), shall mean the effective date of the Employee’s termination without Cause.

4.05.    Resignation for Good Reason.    The Employee may resign his employment with the Employer for Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Employer, without the Employee’s express written consent:

(a)	Materially adversely changes the Employee’s status such that he is no longer treated as an executive employee of the Employer in all material respects;

(b)
Materially reduces the benefits provided to the Employee in the aggregate under all benefit plans and/or programs of the Employer in which he is currently participating, other than any reductions that would effect all employees similarly situated in a non-discriminatory manner;

(c)	Requires the Employee to relocate his principal corporate office more than fifty (50) miles outside the greater metropolitan Twin Cities area; or

(d)
Materially breaches its obligations under this Agreement, provided that the Employer shall have first received written notice from the Employee which sets forth in reasonable detail the manner in which the Employer has materially breached this Agreement, and the Employer shall have a period of thirty (30) days to cure the same so long as the Employer is diligently seeking to cure the same.

If the Employee resigns his employment with the Employer for Good Reason, the Employer shall be subject to the same obligations (and rights) as set forth in Sections 4.04(a) through (e) hereof. For purposes of this Section 4.05 only, “Commencement Date”, as used in Section 5.02(a) and (c), shall mean the effective date of the Employee’s resignation for Good Reason.

5.        Arrangements Following the Commencement Date.

5.01.    Termination of the Obligations of the Original Parties to this Agreement.    Effective as of the Commencement Date (as defined below), the Employee’s employment with Apogee will automatically terminate and, other than as set forth in Section 5.02 below, no original party hereto will have any further obligations to any other original party hereto. Any such termination of the Employee’s employment with Apogee shall not be deemed a termination without Cause, and Apogee shall not be subject to the obligations set forth in Sections 4.04(a) through (e) hereof. Effective as of the Commencement Date (as defined below), the Employee consents to the assignment of this Agreement to the entity or business operating the business subject to the Triggering Event (as defined below), and, effective as of the Commencement Date (as defined below), the Employee further consents to become an employee of the entity or business operating the business subject to the Triggering Event (as defined below).

5.02.    Payments and Benefits the Employee Shall Be Entitled to Receive.    If, during the term of this Agreement, Apogee and a third party (the “Corporate Partner”) enter into a definitive agreement or agreements which would result in a “Triggering Event” (as defined below), and the Employee remains employed by Apogee through the effective date of the Triggering Event (the “Commencement Date”), then the Employee shall be entitled to receive the following payments and benefits:

(a)	All options to purchase Apogee Common Stock granted to the Employee under any Apogee Stock Option Agreement prior to the Commencement Date shall be treated as follows:

(i)	options that have vested by their terms prior to such date shall be governed by the terms of the applicable Option Agreement; and

(ii)
options that have not vested by their terms prior to such date shall terminate on such date, and the Employee shall be paid in cash, in one (1) lump sum payable within thirty (30) days after the Commencement Date, an amount equal to the difference between the Formula Price (as defined below) as of the Commencement Date and the weighted average exercise price for all shares subject to such options, multiplied by the number of such shares, less any income or other tax withholdings required to be made by Apogee in connection with such payment;

(b)	The “Pool A” shares allocated to the Employee under the Partnership Plan are all vested by their terms and shall be governed by the terms of the Partnership Plan;

(c)	The “Pool B” shares allocated to the Employee under the Partnership Plan shall be treated as follows;

(i)	“Pool B” shares that have vested by their terms prior to such date shall be governed by the terms of the applicable Restricted Stock Agreement and the Partnership Plan; and

(ii)
“Pool B” shares that have not vested by their terms prior to such date shall be deemed forfeited on such date under the terms of the Partnership Plan, and the Employee shall be paid in cash, in one (1) lump sum payable within thirty (30) days after the Commencement Date, an amount equal to the net present value of the aggregate of (x) the Formula Price as of the Commencement Date, discounted from the date on which each such Pool B share would have vested (the “Foregone Vesting Date”) in accordance with standard financial practice using the Discount Rate (as defined below), multiplied by (y) the number of such “Pool B” shares so discounted on each such Foregone Vesting Date, less any income or other tax withholdings required to be made by Apogee in connection with such payment;

(d)	In all respects, the Employee’s rights and obligations with respect to the SERP shall be determined in accordance with the terms and conditions of the SERP then in effect;

(e)
In all respects, the Employee’s rights and obligations with respect to Apogee’s Restoration Plan (the “Restoration Plan”) shall be determined in accordance with the terms and conditions of the Restoration Plan then in effect;

(f)
A pro-rated portion of any bonuses based on operations of Apogee the Employee would have received had he remained employed with Apogee throughout the fiscal year in which a Triggering Event occurs, based upon the number of days the Employee was employed by Apogee during the applicable fiscal year and assuming the same levels of performance by the Employee and the Apogee businesses on which his bonuses are based throughout the fiscal year; and

(g)	If, as of the Commencement Date, the Employee does not become an employee of the entity or business operating the business subject to the Triggering Event, the Employee shall be entitled to receive the payments and benefits set forth in Sections 4.04(a) through (d) hereof.

As used in this Agreement, “Triggering Event” shall mean the consummation of any sale, exchange, or transfer of all, or substantially all, of the assets and business constituting the AutoGlass business segment of Apogee, as currently constituted (i.e., the automobile windshield manufacturing business of Apogee’s wholly owned subsidiary, Viracon/Curvlite, Inc., Apogee’s thirty four percent (34%) equity interest in the automobile windshield distribution business of PPG AutoGlass LLC, and the automobile windshield repair and replacement business of Apogee’s wholly owned subsidiary, Harmon Glass Company).

As used in this Agreement, “Formula Price” shall mean the average closing price of one share of Apogee Common Stock, as reported on the Nasdaq National Market for the twenty (20) business days immediately preceding the effective date of the termination of the Employee’s employment under this Agreement.

As used in this Agreement, “Discount Rate” shall equal one hundred and twenty percent (120%) of the applicable Federal rate (determined under section 1274(d) of the Internal Revenue Code, as amended), computed semi-annually.

5.03.    Condition to Closing of the Triggering Event.    Apogee agrees that it shall be a condition to the closing of the Triggering Event that the Corporate Partner (or other appropriate entity operating the business subject to the Triggering Event) covenant to assume all of the remaining rights and obligations of Apogee under this Agreement through the term of this Agreement, effective as of the Commencement Date, for the benefit of the Employee. The Employee further agrees that, upon such assumption by the Corporate Partner (or such other appropriate entity), the obligations of Apogee under this Agreement (except for the Employee’s base salary and other benefits earned prior to the Commencement Date) shall immediately cease and be of no further force or effect.

6.        Assignments.    This Agreement shall be binding upon and inure to the benefit of the Employer and its successors (by purchase, merger, consolidation or otherwise) and assigns. This Agreement shall also be binding upon and inure to the benefit of the Employee and his heirs and representatives. The Employee may not assign this Agreement or any rights hereunder. Any purported or attempted assignment or transfer by the Employee of this Agreement or any of the Employee’s duties, responsibilities, or obligations hereunder shall be void.

7.        Governing Law; Choice of Forum.    The validity, interpretation, construction, performance, enforcement, and remedies of or relating to this Agreement, and the rights and obligations of the parties hereunder, shall be governed by the substantive law of the State of Minnesota (without regard to the conflict of laws, rules, or statutes of any jurisdiction) and, any and every other legal proceeding arising out of or in connection with this Agreement shall be brought in the appropriate courts of the State of Minnesota, each of the parties hereby consenting to the exclusive jurisdiction of said courts for this purpose.

8.        Construction.    Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. To the extent that any provision of this Agreement shall be determined to be invalid or unenforceable, the invalid or unenforceable portion of such provision shall be deleted from the Agreement, and the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected.

9.        Jointly Drafted.    The parties and their respective counsel have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

10.        Attorneys’ Fees.    Apogee shall reimburse the Employee for reasonable attorneys’ fees actually incurred by him for legal counsel in connection with the negotiation of this Agreement in an amount not to exceed ten thousand dollars ($10,000.00) upon submission of appropriate documentation.

11.        Entire Agreement.    This Agreement sets forth the entire agreement between the Employer and the Employee with respect to his employment, and there are no undertakings, covenants, or commitments other than as set forth herein; provided that this Agreement shall not supercede or limit in any way the parties’ rights under the Severance Agreement or any benefit plan, program, or arrangements in accordance with their terms, except as otherwise set forth herein. This Agreement may not be altered or amended, except by a writing executed by the party against whom such alteration or amendment is to be enforced. This Agreement supersedes any and all prior understandings or agreements between the parties.

12.        Waivers.    No failure on the part of any party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof, or the exercise of any other right or remedy granted hereby or by any related document or by law.

13.        Captions and Headings.    The captions and paragraph headings used in this Agreement are for convenience of reference only, and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the day and year first written above.

Dated: October 23, 2002	/s/ JOSEPH T. DECKMAN
Joseph T. Deckman

Dated: October 21, 2002	APOGEE ENTERPRISES, INC.

	By:	Russell Huffer
	Its	Chief Executive Officer and President